Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Media Contact: Marybeth Belsito Belsito & Company (212) 586-8877 mbelsito@belsitoco.com	Investment Community: Budd Zuckerman Genesis Select (303) 415-0200 budd@genesisselect.com

HYTHIAM TO PROVIDE HANDS™ PROTOCOLS TO CALIFORNIA-BASED
PAIN MANAGEMENT ASSOCIATES

–State-of-the-art medical facility and surgery center will provide HANDS™ addiction protocols for outpatient setting–

LOS ANGELES, CA—October 27, 2004— Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and physiological protocols designed to treat addiction, has entered into a licensing and services agreement to offer its HANDS™ Protocols through the physicians of Central California based Pain Management Associates, a leading partnership of board-certified anesthesiologists that specializes in pain management. Currently, 3,000 patients are treated annually by Pain Management Associates - corresponding to approximately 4,000 procedures per year.

“We are pleased to announce our first agreement with a physician group to make available the HANDS Protocols in an outpatient treatment center,” said Terren S. Peizer, Hythiam’s Chairman and CEO. “We believe that acceptance of this model - that of providing treatment for substance abuse in an outpatient setting, with a proctored overnight stay in a nearby facility - will facilitate acceptance of the HANDS Protocols by a broader group of patients.”

“Surgery centers are increasing in importance as an alternative to hospital-based inpatient procedures and serve as an example of the overall trend towards increased focus on outpatient services,” continued Peizer. “It is estimated that procedures at free-standing outpatient centers have quadrupled in number over the past 20 years to comprise 21% of all procedures performed in the U.S. By leveraging the efficiency that an outpatient procedure provides, Pain Management Associates and other physician groups will be able to deliver the full value of HANDS without being constrained by the number of overnight beds at a given facility.”

Founded in 1997 and located in San Luis Obispo and Santa Maria, California, Pain Management Associates is comprised of board-certified or board-eligible physicians, state licensed and Medicare certified. Pain Management Associates provides treatment for the relief of acute and chronic pain to those for whom conventional drug therapies such as oral medication have proven to be insufficient. It is one of the top medical groups in the U.S. dedicated solely to the function of pain management and relief.

“We feel the addition of the HANDS Protocols to our services greatly enhances the quality of care that we can provide, and we pride ourselves on offering the highest level of patient care,” said Dale Kiker, M.D., managing partner of Pain Management Associates and founding board member and financial supporter in several sober living facilities.

“As anesthesiologists, and more importantly as physicians specializing in the treatment of pain we are intimately aware of the issues of dependence and tolerance that may arise when a patient is exposed to potentially addictive substances,” Dr. Kiker continued. “HANDS provides us with a non-dependence forming, minimally sedating procedure with which to clinically address the challenges of substance dependence in our communities. We look forward to a long and productive relationship with Hythiam.”

Dr. Kiker is a Diplomate, American Board of Anesthesiology with added Qualification in Pain Management, Diplomate National Board of Medical Examiners. A graduate of the LSU School of Medicine, he served as Chief Resident, Anesthesiology, Los Angeles County Medical Center, and was previously with Central Coast Anesthesia and Pacific Pain Management, both of San Luis Obispo, California.

About HANDS™

Hythiam's HANDS™ Protocols are designed for those diagnosed with dependencies to alcohol, cocaine, methamphetamine, and other addictive stimulants - as well as combinations of these drugs. The HANDS™ Protocols include medically supervised procedures designed to target receptor sites in the brain that regulate certain neurotransmitters implicated in brain processes of substance dependency. Changes in the neurochemistry of the brain underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The HANDS™ Protocols also provide for a maintenance program that includes medications and incentives for the patient to continue with their recovery process through individualized continuing care programs. Taken together, the HANDS™ Protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Pain Management Associates

Pain Management Associates operates state-of-the-art, fully-licensed medical facilities and surgical centers dedicated to the evaluation and treatment of patients with acute and chronic pain. Pain Management Associates offers the latest pain management procedures and treatments, including injection therapy, radiofrequency, spinal cord stimulation, intradiscal electrothermal therapy, epiduroscopy and implantable drug systems.

Pain Management Associates maintains two offices and two surgery centers, Interventional Pain Management and the Galileo Surgery Center, both located in San Luis Obispo, California, and Pain Management Associates of Santa Maria and the Cypress Ambulatory Surgery Center, both located in Santa Maria, California. For more information go to: www.blockpain.com

About Hythiam, Inc.

Hythiam, Inc., is a healthcare services management company, dedicated to delivering effective treatment solutions for those suffering from alcoholism and addiction. Hythiam seeks to accomplish this goal by researching, developing, licensing, and commercializing innovative physiological protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support, and outcomes tracking methodologies for data analysis.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2004.

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